Exhibit 99.1

REVLON, INC.

2006 AUDIT COMMITTEE PRE-APPROVAL POLICY

I.	STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor, KPMG LLP ("KPMG" or the "independent auditor"), in order to assure that KPMG's provision of such services do not impair its independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-Related, Tax and All Other Services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on its subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.	DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members for services to be provided by the independent auditor other than audit and internal control services referred to in Section III below and prohibited services referred to in Section VII below. Specifically, the Chairman of the Audit Committee may approve services which are not audit or internal control services referred to in Section III below or prohibited services referred to in Section VII below if the fees as to any applicable project will not exceed $35,000, provided that the independent auditor complies with all applicable rules and processes of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at least quarterly on the services provided by KPMG and the approximate fees paid or payable to KPMG for such services provided by KPMG during the preceding quarter, including a report on any services pre-approved during such quarter by the Chairman of the Audit Committee pursuant to this Section II.

III.	AUDIT SERVICES

The terms and fees of the annual Audit Services engagement, including, without limitation, the independent auditor's services in connection with their testing and attestation on management's report on the effectiveness of the Company's internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters.

In addition to the annual Audit Services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for Other Audit Services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Other Audit Services listed in Appendix A, provided that such services do not exceed the pre-approved fees set forth on Appendix A. All Other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.	AUDIT-RELATED SERVICES

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-Related Services does not impair the independence of the auditor, and has pre-approved the Audit-Related Services listed in Appendix B, provided that such services do not exceed the pre-approved fees set forth on Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

V.	TAX SERVICES

The Audit Committee believes that the independent auditor can provide certain Tax Services to the Company, such as tax preparation and tax compliance (e.g., preparing original and amended state and federal corporate tax returns, planning for estimated tax payments and preparation of tax return extensions) and general tax planning and tax advice (including related tax research), without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor (or any affiliate of the independent auditor) in connection with the provision of any prohibited Tax Service listed in Exhibit 1 to the Company or its affiliates, to the extent that the PCAOB or the SEC finally determines that such prohibited Tax Services would impair the independent auditor's independence. The Audit Committee has pre-approved the Tax Services listed in Appendix C, provided that such services do not exceed the pre-approved fees set forth on Appendix C. All other Tax Services for the Company not listed in Appendix C must be specifically pre-approved by the Audit Committee, except to the extent approved by the Chairman of the Audit Committee pursuant to Section II above. To the extent required by the PCAOB or the SEC, the independent auditor shall comply with any applicable final rules and requirements of the PCAOB or SEC to document the services to the Audit Committee and to discuss such services with the Audit Committee. To the extent required by the PCAOB or the SEC, as to all Tax Services for the Company, the independent auditor shall—(1) describe in writing to the Audit Committee the scope of the proposed Tax Service, the proposed fee structure for the engagement and any side letter or other amendment to the engagement letter or other agreement (whether oral or written) between the independent auditor and the Company and its affiliates relating to the proposed Tax Service; and (2) describe in writing to the Audit Committee any compensation arrangement or other agreement, such as a referral agreement, a referral fee or fee-sharing arrangement, between the independent auditor or any of its affiliates and any person (other than the Company and its affiliates) with respect to the promoting, marketing or recommending of a transaction covered by the Tax Service—and must discuss with the Audit Committee any potential effects on the independent auditor's independence that could be caused by the independent auditor's performance of the proposed Tax Service and document the substance of such discussions with the Audit Committee.

VI.	ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the auditor, provided such services are not audit or internal control services referred to in Section III above or prohibited services referred to in Section VII below. The Audit Committee has pre-approved the All Other Services listed in Appendix D, provided that such services do not exceed the pre-approved fees set forth on Appendix D. Permissible All Other Services other than those listed in Appendix D must be specifically pre-approved by the Audit Committee, except to the extent approved by the Chairman of the Audit Committee pursuant to Section II above.

VII.	PROHIBITED SERVICES

The Company will not retain its independent auditors for any services that are "prohibited services" as defined by applicable statutes or regulations, as may be in effect from time to time, including without limitation, those services prohibited by Section 201(a) of the Sarbanes-Oxley Act of 2002 and the SEC's or the PCAOB's final rules and regulations and such other rules and regulations as may be promulgated thereunder from time to time. Attached to this policy as Exhibit 1 is a list of the SEC's and PCAOB's prohibited non-audit services and the prohibited tax services under the rules of the PCAOB that have been submitted to the SEC for final approval.

VIII.	PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

IX.	PROCEDURES

Requests or applications to provide services that require specific approval by the Audit Committee may be submitted to the Audit Committee by the independent auditor and either the Chief Financial Officer, Treasurer, Controller or Chief Legal Officer.

Appendix A

Pre-Approved Other Audit Services for Fiscal Year 2006

Dated: October 31, 2005

Service
Statutory audits or financial audits for subsidiaries of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	Total Pre-Approved Annual Fees for Pre-Approved Audit Services: $50,000

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2006

Dated: October 31, 2005

Service
1. Due diligence services pertaining to potential business acquisitions/dispositions
2. Financial statement audits of employee benefit plans
3. Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
4. Attest services not required by statute or regulation
5. Audit work in connection with liquidations and contract terminations; legal entity dissolution/restructuring assistance; and inventory audits
Total Pre-Approved Annual Fees for Pre-Approved Audit-Related Services: $100,000

Appendix C

Pre-Approved Tax Services for Fiscal Year 2006*

Dated: October 31, 2005

Service
1. U.S. federal, state and local tax planning and advice
2. U.S. federal, state and local tax compliance
3. International tax planning and advice
4. International tax compliance, including, without limitation, intercompany pricing studies and advance pricing agreements
5. Review of federal, state, local and international income, franchise, and other tax returns, and assistance with tax audit and appeals
Total Pre-Approved Annual Fees for Pre-Approved Tax Services: $600,000

*The foregoing pre-approval of Tax Services identified on this Appendix C is subject in all cases to compliance with Section V of this Pre-Approval Policy, including without limitation, compliance with any final SEC or PCAOB rules to document the services to the Audit Committee and to discuss such services with the Audit Committee.

Appendix D

Pre-Approved All Other Services for Fiscal Year 2006

Dated: October 31, 2005

Service
All other services (other than audit, internal control and prohibited services) approved by the Chairman of the Audit Committee pursuant to Section II of this policy, provided that the independent auditor complies with all applicable rules and processes of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee.	Total Pre-Approved Annual Fees for Pre-Approved All Other Services: $35,000 per project

Exhibit 1

PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client[1]

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Each of these prohibited services is subject to applicable exceptions under the SEC's rules.

PROHIBITED TAX SERVICES

As of July 26, 2005, the PCAOB has determined, subject to the SEC's approval, the following services to be "Prohibited Tax Services" for the independent auditor (including any affiliate of the independent auditor, as defined in PCAOB Rule 3501(a)(i)):

•	any service or product by the independent auditor or any of its affiliates for the Company and its affiliates for a contingent fee or a commission, including any fee established for the sale of a product or the performance of any service pursuant to an arrangement in which no fee would be payable unless a specified finding or result is attained or the amount of the fee is otherwise dependent on the finding or result of such product or service, taking into account any rights to reimbursements, refunds or other repayments that could modify the amount received in a manner that make it contingent on a finding or result (excluding fees where the amount is fixed by courts or other public authorities and is not dependent on a finding or result), or the independent auditor or any of its affiliates receives, directly or indirectly, a contingent fee or commission;

•	non-audit services by the independent auditor or any of its affiliates for the Company and its affiliates related to marketing, planning or opining in favor of the tax treatment of a "confidential transaction" as defined under PCAOB Rule 3501(c)(i) or an "aggressive tax position transaction" (including, without limitation, any transaction that is a "listed transaction" under applicable U.S. Treasury regulations) that was (i) initially recommended, directly or indirectly, by the independent auditor or another tax advisor with which the independent auditor has a formal agreement or other arrangement related to the promotion of such transactions, and (ii) a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws; and

•	tax services by the independent auditor or any of its affiliates for persons that serve in a financial reporting oversight role at the Company or its affiliates, including any employee who is in a position to, or does, exercise influence over the contents of the Company's financial statements or any employee who prepares the financial statements, including, without limitation, the Company's chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer or any equivalent position, including for any immediate family member of such employees (being such employee's spouse, spousal equivalent and dependents), but excluding tax services for (i) any person that serve in a financial reporting oversight role for the Company or its affiliates solely because such person serves as a member of the Board of Directors,

1	Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client's financial statements.

the Audit Committee, any other Board committee or similar management or governing body of the Company or its affiliates (in each case who do not otherwise occupy an employment position in a financial oversight role), (ii) any person serving in a financial reporting oversight role at the Company or its affiliates only because of such person's relationship to an affiliate of the Company if such affiliate's financial statements (1) are not material to the Company's consolidated financial statements or (2) are audited by an auditor other than the Company's independent auditor or its associated persons and (iii) employees who were not in a financial reporting oversight role for the Company or its affiliates before a hiring, promotion or other change in employment event and the tax services were provided by the independent auditor or any of its affiliates to such person pursuant to an engagement in process before the hiring, promotion or other change in employment event, provided that such tax services are completed on or before 180 days after the hiring or promotion event.

The Prohibited Tax Service provisions in this Pre-Approval Policy will take effect as, when and to the extent that the SEC issues its final approval of the PCAOB's rules, subject to the PCAOB's transitional rules.